FIRST AMENDMENT TO
EMPLOYEE RETENTION AGREEMENT
PNMR Services Company (the “Company”) and Elisabeth Eden (the “Employee”) entered into an Employee Retention Agreement (the “Agreement”) effective December 1, 2020 in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Inc., NM Green Holdings, Inc. and PNM Resources, Inc. (the “Transaction”). On December 8, 2021, the New Mexico Public Regulation Commission rejected the Transaction. By this instrument, the Company and the Employee desire to amend the terms and conditions of the Agreement as set forth below.
1.Section 2 (Retention Bonuses) of the Agreement is hereby deleted and replaced in its entirety to reads as follows:
2.    Retention Bonuses.
(a)    Attainment. Employee shall be entitled to one or more Retention Bonuses, as described by this Section if, except as set forth in Section 3 (Termination of Employment), the Employee remains employed by the Company or an Affiliate through the applicable Retention Dates.
(b)    Retention Dates; Amounts. For purposes of this Agreement, the Retention Dates and the Retention Bonus amounts are as follows:

	Retention Date	Retention Bonus Amount
Retention Bonus 1	January 15, 2023	$70,000.00
Retention Bonus 2	January 15, 2024	$70,000.00
Retention Bonus 3	January 15, 2025	$70,000.00

(c)    Timing. Except as set forth in Section 3 (Termination of Employment), each Retention Bonus shall be paid to Employee in accordance with the Company’s regular payroll practices and no later than thirty (30) days after the corresponding Retention Date.

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First Amendment to Avangrid Retention (3 year)
(d)    Impact of the Transaction. For the avoidance of doubt, no additional payments will be made to Employee should the Transaction close in the future. The payments described in this Section 2 supersede the payments set forth in the original Agreement.
2.Section 3 (Termination of Employment) of the Agreement is hereby deleted and replaced in its entirety to reads as follows:
3.    Termination of Employment. Except as otherwise provided in this Section 3, Employee must remain employed until the applicable Retention Date in order to receive the Retention Bonuses provided by this Agreement.
(a)    Termination by Company without Cause or by Constructive Termination. If the Company or an Affiliate terminates Employee’s employment without Cause, or Employee terminates his/her employment due to Constructive Termination, prior to the Retention Date for Retention Bonus 1, Employee will be entitled to receive the entire Retention Bonus 1.
If the Company or an Affiliate terminates Employee’s employment without Cause, or Employee terminates his/her employment due to Constructive Termination, after the Retention Date for Retention Bonus 1 but before the Retention Date for Retention Bonus 2, Employee will be entitled to receive a pro rata Retention Bonus 2. The amount of such pro rata bonus will equal the Retention Bonus Amount for Retention Bonus 2 multiplied by a fraction. The numerator of the fraction is the number of days that elapse between the Retention Date for Retention Bonus 1 and the date on which employee is terminated. The denominator of any such fraction is 365.
If the Company or an Affiliate terminates Employee’s employment without Cause, or Employee terminates his/her employment due to Constructive Termination, after the Retention Date for Retention Bonus 2 but before the Retention Date for Retention Bonus 3, Employee will be entitled to receive a pro rata Retention Bonus 3. The amount of such pro rata bonus will equal the Retention Bonus Amount for Retention Bonus 3 multiplied by a fraction. The numerator of the fraction is the number of days that elapse between the Retention Date for Retention Bonus 2 and the date on which employee is terminated. The denominator of any such fraction is 366.

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First Amendment to Avangrid Retention (3 year)
Any Retention Bonus(es) payable pursuant to this Section 3(a) will be payable no later than thirty (30) days following Employee’s termination of employment.
(b)    Other Terminations. If Employee’s employment terminates prior to the payment of the Retention Bonuses for any other reason, including Employee’s voluntary termination, death or Disability, Employee will not be entitled to receive any Retention Bonus that has not already been paid as of the date of such termination.
3.This First Amendment amends only the provisions of the Agreement as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
4.By signing below, the Employee acknowledges and agrees that this First Amendment rescinds his or her right to receive retention payments under the Agreement in connection with the closing of the Transaction and amends the Agreement so as to grant the Employee a right to receive certain retention payments if the Employee remains employed through specified dates, regardless of the closing of the Transaction.

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First Amendment to Avangrid Retention (3 year)

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below.
PNMR Services Company

By:    /s/ Patricia K. Collawn

Its: President and Chief Executive Officer

Date:    1/20/2022
Employee

    /s/ Elisabeth A. Eden
Employee Signature

    Elisabeth A. Eden
Employee Name (printed)

Date:    1/20/2022
    4

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